Exhibit 23i

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BNC Bancorp

Thomasville, North Carolina

We hereby consent to the incorporation by reference in Registration Nos. 333-139733 and 333-156067 of BNC Bancorp on Form S-8 of our report dated March 30, 2010, related to the consolidated financial statements of BNC Bancorp and subsidiary at December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009 and internal controls for the year ended December 31, 2009, which report appears in this Annual Report on Form 10-K of BNC Bancorp.

/s/ Cherry, Bekaert & Holland, L.L.P.

Raleigh, North Carolina

March 30, 2010